Exhibit 10.3

Section 11 of the Company’s 1993 Stock Incentive Plan and 2002

Stock Incentive Plan shall be amended to add the following

paragraphs at the end thereof:

If the outstanding shares of Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any then outstanding stock option, and for each share of Common Stock which may be issued under the Plan but which is not then subject to any outstanding stock option, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable, and in the case of outstanding options, the additional number and kind of shares of stock or other securities equivalent to any additional cash or other property received in such transaction.

In case of any adjustment or substitution with respect to outstanding options as provided for in this Section 11, the aggregate option exercise price for all shares of Common Stock subject to each then outstanding stock option prior to such adjustment or substitution shall continue to be the aggregate option exercise price for all options on shares of stock or other securities (including any fraction and including any additional shares of stock or other securities equivalent to the cash or other property received in such transaction) to which such shares shall have been adjusted or which shall have been substituted for such shares.

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